Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Set forth below is a listing of the case under the California Business and Professions Code and the consolidated individual smoking and health cases, as well as the health care cost recovery, Lights/Ultra Lights and Tobacco Price cases currently scheduled for trial through 2003 against PM USA and, in some cases, ALG or an affiliate of PMI. Trial dates, however, are subject to change.

Case (Jurisdiction)	Type of Action	Trial Date

In re: Tobacco Litigation (Individual Personal Injury cases) (West Virginia)	Consolidated Individual Smoking and Health Cases	June 3, 2003

Marrone, et al. v. Philip Morris Companies Inc., et al. (Ohio)	Lights/Ultra Lights Class Action	August 4, 2003

Brown, et al. v. The American Tobacco Company, Inc., et al. (California)	Case Under the California Business and Professions Code	August 11, 2003

Smith, et al. v. Philip Morris Companies Inc., et al. (Kansas)	Tobacco Price Case	September 8, 2003

Below is a schedule setting forth by month the number of individual smoking and health cases, including cases brought by current and former flight attendants claiming personal injuries allegedly related to ETS, against PM USA and, in some cases, ALG, that are currently scheduled for trial through the end of the year 2003.

2003
April (2)
May (3)
June (4)
July (1)
August (6)
September (3)
October (4)
November (1)